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                                                                    Exhibit 99.1

                                                           Terra Industries Inc.
[LOGO]                                                         600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756
                                                  mrosenbury@terraindustries.com

              Terra Nitrogen Company, L.P. reports production plans

Sioux City, Iowa (March 5, 2003)--As reported on February 27, 2003, Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) has ceased production at its Blytheville, Ark. facility and has placed it on standby because of high natural gas prices. In addition, TNCLP has placed one of the two Verdigris, Okla., ammonia plants on standby.

Current production levels represent about 35, 70 and 0 percent of TNCLP's ammonia, UAN and urea manufacturing capacity, respectively. TNCLP's facilities can resume full production within two days when natural gas and nitrogen fertilizer price changes result in positive cash flow from the additional production. Similarly, production can be ceased at the Verdigris facility within one day if natural gas and nitrogen fertilizer price changes adversely affect the cash flows of Verdigris production.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Performance" section of TNCLP's current annual report.

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Note:  Terra Nitrogen Company, L.P. news announcements are also available on
       Terra Industries' web site, www.terraindustries.com.